Exhibit 99.1

October 9, 2025 | Final
For 7:30 a.m. ET Release

LOWE’S COMPLETES ACQUISITION OF FOUNDATION BUILDING MATERIALS

MOORESVILLE, N.C., October 9, 2025 – Lowe’s Companies, Inc. (“Lowe’s” or the “Company”) (NYSE: LOW) today announced that the Company has completed its previously announced acquisition of Foundation Building Materials (“FBM”), an industry-leading building materials and construction products distribution company with over 370 locations across the United States and Canada.

The acquisition of FBM is expected to enhance Lowe’s offering to Pro customers through an expanded product assortment, faster fulfillment, improved digital tools, and a robust trade credit platform. It will provide Lowe’s with significant growth opportunities to expand our Pro footprint, given its complementary presence in key geographies like California, the Northeast and the Midwest. It also creates significant cross-selling opportunities between FBM and Lowe’s as well as the recently acquired Artisan Design Group (“ADG”).

“Completing the acquisition of FBM is an important step in accelerating our Total Home strategy to serve large Pro customers within a $250 billion total addressable market. We would like to extend a warm welcome to the FBM team, and we look forward to building on their proven track record of profitable growth,” said Marvin. R. Ellison, Lowe’s chairman, president, and CEO. “Together with our recent acquisition of ADG, we are creating a comprehensive interior solutions platform to better serve the homebuilder. With these acquisitions, Lowe’s will be well-positioned to expand our market penetration and capitalize on the expected recovery in housing, with an estimated 16 million new homes needed in the U.S. by 2033. By expanding our Pro penetration, we also expect to drive more sustainable sales and profit expansion and deliver long-term shareholder value.”

As previously announced, FBM will continue to be led by its founder, Ruben Mendoza, and its senior leadership team with over 200 years of combined industry experience. Together with Lowe’s, the FBM team will remain dedicated to delivering outstanding service for their Pro customers.

Advisors
Goldman Sachs & Co. LLC and Centerview Partners LLC are acting as financial advisors to Lowe’s. Freshfields LLP is acting as legal advisor to Lowe’s. RBC Capital Markets is acting as sole financial advisor to FBM. Weil, Gotshal & Manges LLP is acting as legal advisor to FBM.

About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 100 home improvement company serving approximately 16 million customer transactions a week in the United States. With total fiscal year 2024 sales of more than $83 billion, Lowe’s operates over 1,700 home improvement stores and employs approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing, improving community spaces, helping to develop the next generation of skilled trade experts and providing disaster relief to communities in need. For more information, visit Lowes.com.

About FBM
Founded in 2011 and headquartered in Santa Ana, California, FBM is an industry-leading building materials and construction products distribution company. With over 370 locations across the U.S. and Canada, FBM has an expansive North American reach with a mission to serve the changing needs of the professional construction trades. For more information, visit www.fbmsales.com.

Disclosure Regarding Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believe", "expect", "anticipate", "plan", "desire", "project", "estimate", "intend", "will", "should", "could", "would", "may", "strategy", "potential", "opportunity", "outlook", "scenario", "guidance", and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections and assumptions about future financial and operating results, objectives (including objectives related to environmental and social matters), business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services including customer acceptance of new offerings and initiatives, macroeconomic conditions and consumer spending, share repurchases and Lowe's strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, the possibility that the anticipated benefits and synergies of the transaction are not realized when expected, or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe's and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, age of housing stock, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, geopolitical or armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in "Item 1A - Risk Factors" in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

LOW-IR
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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
kate.pearlman@lowes.com